Exhibit 10-E-1

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective January 1, 2013)

Section 1. Introduction. On January 1, 2013, the Company established this Plan, which shall be known as the "Ford Motor Company Defined Contribution Supplemental Executive Retirement Plan" and is hereinafter referred to as the "Plan," for the purpose of providing Eligible Executives, hired or rehired on or after January 1, 2004 and who are actively employed by the Company on or after January 1, 2013, with Supplemental Benefits and/or Special Supplemental Benefits in the event of such Eligible Executive's termination from employment with the Company under certain circumstances.

Section 2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

2.01    "Affiliate" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

2.02     "Base Monthly Salary" shall mean for the purposes of the Plan, the monthly base salary rate of such Eligible Executive during each month, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (i) to which Code Section 125 or Code Section 402(e)(3), applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation.

2.03     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.04    "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

2.05    "Company" shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.06    "Designated Third Party Administrator" shall mean the service provider employed by the Company to act as record keeper to maintain the Notional Accounts and process notional investment elections.

2.07    "Eligible Executive" shall mean a person who is the Executive Chairman, Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, an Executive Vice President, a Group Vice President or a Vice President of the Company (excluding any such person who is an employee of a foreign Affiliate of the Company) or a Company employee in Leadership Level Four or above, or its equivalent, who satisfies the requirements of Section 3.01. “Eligible Executive” shall not include any supplemental employee.

2.08    "Eligibility Service" shall mean Company service while an Eligible Executive.

2.09    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.10    "FRP" shall mean the Ford Retirement Plan, as amended from time to time.

2.11    "Notional Account" shall mean the book entry account, which shall include Notional Credits, and any interest equivalents, dividend equivalents or other earnings credited to such book entry account, established by the Company for each Eligible Executive.

2.12    "Notional Credits" shall mean the amounts credited to the Eligible Executive's Notional Account each pay period as described under Section 3.02.

2.13    "Separation From Service" shall be determined to have occurred on the date on which an employee incurs a “separation from service” within the meaning of Code Section 409A.

2.14    "Special Supplemental Benefit" shall mean benefits payable under this Plan as determined in accordance with Section 3.06.

2.15    "Specified Employee" shall mean an employee of the Company who is a "Key Employee" as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5). A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing April 1st of the immediately succeeding calendar year. An employee who is determined to be a Specified Employee shall remain a Specified Employee throughout such 12-month period regardless of whether the employee meets the definition of "Specified Employee" on the date the employee incurs a Separation From Service. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005. For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).

2.16    "Subsidiary" shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

2.17    "Supplemental Benefit" shall mean benefits payable under this Plan as determined in accordance with Section 3.

2.18    "Valuation Date" shall mean March 15th of each calendar year, or the next preceding business day for which valuation information is available, and shall be the date on which a Notional Account shall be valued for purposes of determining the amount to be distributed in a particular distribution year.

Section 3. Supplemental Benefits.

3.01 Eligibility. Each Eligible Executive who:

(i)	was hired or rehired on or after January 1, 2004;

(ii)	was actively employed on or after January 1, 2013;

(iii)	who upon Separation From Service is at least age 55 with ten or more years of Eligibility Service or is at least age 65 with five or more years of Eligibility Service; and

(iv)	is being Separated From Service upon the approval of the Company,

shall receive a Supplemental Benefit as provided herein.

3.02 Notional Credits. A Notional Account shall be established for each Eligible Executive. Each pay period, the Eligible Executive's Notional Account shall be credited with Notional Credits representing an amount equal to the product of their Base Monthly Salary received multiplied by the applicable percentage below which is based on the Eligible Executive's whole age at the end of the present calendar year and Leadership Level during that month:

Applicable Percentage

Age <30    Age 30 - 39    Age 40 - 49    Age 50+

Leadership Level One
- Executive Chairman, Chairman,
Vice Chairman, Chief Executive Officer,
President, Chief Operating Officer     18.00%     16.50%     15.50%     14.50%
- Executive Vice President          12.00%     10.50%     9.50%     8.50%
- Group Vice President & Vice President 9.00%     7.50%     6.50%     5.50%
Leadership Level Two                   6.00%     4.50%     3.50%     2.50%
Leadership Level Three & Four              4.50%     3.00%     2.00%     1.00%

An Eligible Executive shall not receive a credit in any month prior to the date the Eligible Executive became covered under the Plan or after a Separation From Service has occurred.

3.03 Supplemental Benefit. The Eligible Executive's Supplemental Benefit shall be equal to the value of their Notional Account at the time of distribution.

An Eligible Executive's Supplemental Benefit will be based on the value of the Eligible Executive's Notional Account as if the amounts in the Notional Account had been invested in actual investment options selected by the Eligible Executive. The investment options available for selection shall be identical to the investment options available under the FRP. In the absence of an investment selection by an Eligible Executive, the Eligible Executive's Notional Credits will be allocated to an appropriate target-date fund offered under the FRP based on the Eligible Executive's age. The Designated Third Party Administrator will maintain a record of each Notional Account, process investment selections, and otherwise be the record keeper of the Notional Accounts. Investment options selected under this Section shall be used solely for purposes of valuing the Eligible Executive's Notional Account which is used to determine the Supplemental Benefit. Eligible Executives shall not have voting rights or any other ownership rights with respect to any investment options selected as the measuring mechanism for the Notional Accounts established under this Section.

Eligible Executives may not withdraw or borrow against amounts credited to any book entry account under this Plan. The Plan will not accept rollovers from other plans. Distributions may not be rolled over to other plans. An Eligible Executive may not assign or alienate the Supplemental Benefit and the Plan will not recognize a domestic relations order that purports to assign the Supplemental Benefit to another person.

3.04 Payments.

(i)
Except as otherwise provided below, distribution of the Supplemental Benefit shall be made in five annual installment payments, with such annual installments beginning on, or as soon as reasonably practicable after, the first Valuation Date following the one year anniversary of the Eligible Executive's Separation From Service. Thereafter, each installment shall be paid annually on, or as soon as reasonably practicable after, each successive Valuation Date.

(ii)
Prior to the March 15th immediately following an Eligible Executive's Separation From Service, an Eligible Executive may elect to defer payment of the Supplemental Benefit in accordance with this Subsection. Distribution of a deferred Supplemental Benefit shall be made in five annual installment payments, with such annual installments beginning on, or as soon as reasonably practicable after, the first Valuation Date following the fifth anniversary of the Valuation Date on which payment would have commenced had the Eligible Executive not elected to defer commencement of the Supplemental Benefit.

(iii)
Notwithstanding any other provisions of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, other than as a result of such Specified Employee's death, payment of any Supplemental Benefit to such Specified Employee shall commence no sooner than the first day of the seventh month following the Separation From Service.

(iv)	Except as provided in Section 3.05, payments with respect to an Eligible Executive hereunder shall cease at the Eligible Executive's death.

3.05 Death Benefits.

(i)
Upon death, but before Separation From Service, if the Eligible Executive has satisfied the eligibility requirements under Section 3.01(i), (ii) and (iii), the Eligible Executive's Notional Account shall be distributed in its entirety to the Eligible Executive's beneficiary or deemed beneficiary under the FRP. All such distributions shall occur on, or as soon as reasonably practicable after, such Eligible Executive's date of death.

(ii)
If the Eligible Executive's death occurs after Separation From Service and before all five annual payments are made, the Eligible Executive's Notional Account balance shall be distributed in its entirety to the Eligible Executive's beneficiary or deemed beneficiary under the FRP. All such distributions shall occur on, or as soon as reasonably practicable after, such Eligible Executive's date of death.

3.06 Special Supplemental Benefits. In addition to, or in place of, any other Supplemental Benefits otherwise provided under this Plan, the Company may, in its sole discretion, provide Special Supplemental Benefits to certain Eligible Executives, including providing that certain Eligible Executives shall not be eligible for a Supplemental Benefits or shall be excluded from participation in the Plan. Special Supplemental Benefits provided to Eligible Executives whose compensation is subject to the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall be set forth in Appendix A. Special Supplemental Benefits provided to Eligible Executives who are not subject to such disclosure rules shall be set forth in a separate confidential schedule to the Plan that is administered by the HR Director-Compensation and Executive Personnel Office. Any Special Supplemental Benefit provided pursuant to this Section shall be subject to, and paid in accordance with, the terms and conditions of this Plan, including without limitation Section 3.04.

3.07 Effect of Separation from Service Prior to Eligibility. In the event an Eligible Executive incurs a Separation From Service prior to meeting the eligibility requirements of Section 3.01, no Supplemental Benefit or Special Supplemental Benefit shall be payable under the Plan and such Eligible Executive's Notional Account shall be closed.

Section 4. General Provisions.

4.01 Administration and Interpretation.

(i)
The terms of the Plan shall determine the benefits payable to an Eligible Executive and no Eligible Executive shall be permitted to receive a benefit under the Plan that would be inconsistent with such terms.

(ii)
The Group Vice President - Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer's functional equivalent) shall have full power and authority on behalf of the Company to administer and interpret the Plan. In the event of a change in a designated officer's title, the officer or officers with functional responsibility for the Retirement Plans shall have the power and authority to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.

(iii)	In the event that an Article, Section or paragraph of the Code or Treasury Regulations is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references in this Plan.

4.02 Supplemental Benefits Not Funded. The Company's obligations under this Plan shall not be funded and Supplemental Benefits and Special Supplemental Benefits under this Plan shall be payable only out of the general funds of the Company.

4.03 Earning Out Conditions. Notwithstanding anything in the Plan to the contrary, all rights of an Eligible Executive under the Plan to receive distribution of all or any part of the Supplemental Benefit or Special Supplemental Benefit shall cease on and as of the date on which it has been determined by the Company that such Eligible Executive at any time (whether before or subsequent to termination of such Eligible Executive's employment) either acted in a manner inimical to the best interests of the Company or engaged in an activity that was directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof, unless waived by the Company according to procedures adopted by the Committee.

4.04 Deductions. The Company may deduct from any payment of Supplemental Benefits or Special Supplemental Benefits to an Eligible Retired Executive, or from any payment of Supplemental Benefits or Special Supplemental Benefits to a beneficiary, any and all amounts owed to it by such Eligible Executive or beneficiary for any reason, and all taxes required by law or government regulation to be deducted or withheld.

4.05 No Contract of Employment. The Plan is an expression of the Company's present policy with respect to Company executives who meet the eligibility requirements set forth herein; it is not a part of any contract of employment. No Eligible Executive, beneficiary or any other person shall have any legal or other right to any Supplemental Benefit or Special Supplemental Benefit.

4.06 Governing Law. Except as otherwise provided under federal law, the Plan and all rights thereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan.

4.07 Amendment or Termination. The Company reserves the right to modify or amend, in whole or in part, or to terminate this Plan, at any time without notice; provided, however, that no distribution of Supplemental Benefits or Special Supplemental Benefits shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met.

4.08 Local Payment Authorities. The Vice President and Treasurer and the Assistant Treasurer (or, in the event of a change in title, such officer's functional equivalent) may act individually to delegate authority to administrative personnel to make benefit payments to Eligible Executives in accordance with plan provisions.

4.09 Code Section 409A.

(i)
The provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any benefit provided under the Plan that is subject to Code Section 409A to comply with such requirements and, except as otherwise expressly determined by the Committee, the Plan shall be administered in accordance with Code Section 409A as if the requirements of Code Section 409A were set forth herein. The Company reserves the right to take such action, on a uniform and consistent basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary. Unless determined otherwise by the Committee, any such action shall be taken in a manner that will enable any benefit provided under the Plan that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable any benefit provided under the Plan that is intended to comply with Code Section 409A to continue to so comply.

(ii)
In no event shall any transfer of liabilities to or from this Plan result in an impermissible acceleration or deferral of Supplemental Benefits or Special Supplemental Benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(iii)	In no event will application of any eligibility requirements under this Plan cause an impermissible acceleration or deferral between Plan benefits under Code Section 409A.

(iv)
In the event an Eligible Executive receiving, or entitled to receive, a Supplemental Benefit and/or a Special Supplemental Benefit is reemployed following a Separation From Service, distribution of any Supplemental Benefit or Special Supplemental Benefit shall not cease or be deferred upon such Eligible Executive's reemployment. Any additional Supplemental Benefits or Special Supplemental Benefits to which such Eligible Executive may become entitled following reemployment shall be determined and paid, independent of any other Supplemental Benefit or Special Supplemental Benefit, in accordance with the terms and conditions of this Plan, including Section 3 and Subsection 4.03.

(v)
After receipt of Plan benefits, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Executive or beneficiary shall have any further claims against the Plan or the Company with respect to Plan benefits.

(vi)
Notwithstanding any other provisions of the Plan to the contrary, any payment deferral election made pursuant to Section 3.04(ii) shall be made not less than 12 months prior to the Valuation Date on which payment of such Supplemental Benefit or Special Supplemental Benefit otherwise would have commenced without such deferral election and such election shall not take effect until at least 12 months after the date on which such election is made. Further, commencement of payments with respect to which such a deferral election is made shall be deferred for a period of not less than five years from the date such payments otherwise would have commenced.

Section 5. Claim for Benefits

5.01 Denial of a Claim. A claim for benefits under the Plan shall be submitted in writing to the plan administrator. If a claim for benefits or participation is denied in whole or in part by the plan administrator, the Eligible Executive will receive written notification within a reasonable period from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on date sent electronically to the Eligible Executive. If the plan administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Eligible Executive as soon as practical.

5.02 Review of Denial of Claim. In the event that the plan administrator denies a claim for benefits or participation, an Eligible Executive may request a review by filing a written appeal. If the appeal is from a Leadership One Eligible Executive, the appeal will be heard by the Committee. If the appeal is from a Leadership Level Two, Three or Four Eligible Executive, the appeal will be heard by the Group Vice President - Human Resources and Corporate Service and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officer's functional equivalent), or such officer's designee(s). All appeals must be filed within sixty (60) days of receipt of the written notification of denial. The appeal will be considered and a decision shall be rendered as soon as practical. In the event an extension of time is needed to consider the appeal and render the decision, written notice shall be provided to the Eligible Executive notifying the Eligible Executive of such time extension.

5.03 Decision on Appeal. The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the Eligible Executive. Decisions rendered on the appeal are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

5.04 Limitations Period. No legal action for benefits under the Plan may be brought against the Plan until after the claims and appeal procedures have been exhausted. Legal actions under the Plan for benefits must be brought no later than two (2) years after the claim arises. No other action may be brought against the Plan more than six (6) months after the claim arises.
ATTACHMENT A

Named Executive Officers

Pursuant to Plan Section 3.06, Special Supplemental Benefits shall be excluded, limited or provided to Eligible Executives listed below as follows:

Eligible Executive                Special Supplemental Benefit

Alan Mulally                    Shall be excluded from Plan participation entirely

Jim Farley	Shall be excluded from Plan participation until June 30, 2017; provided however, service earned prior to that date shall be used for purposes of determining Eligibility Service